Exhibit 10.1

March 5, 2008

Marijn E. Dekkers
President and CEO
Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, MA 02454

Dear Marijn:

This letter confirms our agreement as to the following:

1.	Section 6(d) of your Amended and Restated Employment Agreement and Section 4.1 of your Executive Retention Agreement, are hereby deleted with respect to the equity grant made to you on March 5, 2008.

2.
For purposes of the equity grant made to you on March 5, 2008 only, the definition of “Change in Control” in Section 1.1 of your Executive Retention Agreement shall be amended by substituting “50%” for “40%” and “60%” wherever such phrases are used.

Very truly yours,

By:	/s/ Stephen Kaufman
Stephen Kaufman
Thermo Fisher Scientific Inc.
Compensation Committee

ACCEPTED AND AGREED:

By:	/s/ Marijn E. Dekkers
Marijn E. Dekkers